Exhibit 10.1

AMENDED AND RESTATED

ADVISORY AGREEMENT

BETWEEN

FS CREDIT REAL ESTATE INCOME TRUST, INC.

AND

FS REAL ESTATE ADVISOR, LLC

This Amended and Restated Advisory Agreement (the “Agreement”) is made this 30th day of August, 2017 (the “Effective Date”), by and between FS CREDIT REAL ESTATE INCOME TRUST, INC., a Maryland corporation (the “Company”), and FS REAL ESTATE ADVISOR, LLC, a Delaware limited liability company (the “Adviser”). This Agreement amends and restates in its entirety the Advisory Agreement dated March 20, 2017, between the Company and the Adviser. Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

WHEREAS, the Company intends to qualify as a real estate investment trust (“REIT”), and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;

WHEREAS, the Company desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Adviser and to have the Adviser undertake the duties and responsibilities set forth herein, on behalf of, and subject to the supervision of, the Board of the Company, all as provided herein; and

WHEREAS, the Adviser is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions.

As used in this Agreement, the following terms shall have the meanings specified below:

Acquisition Expenses means any and all expenses incurred by the Company, the Adviser, the Sub-Adviser or any of their Affiliates in connection with the selection or acquisition of any Investments, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

Adviser means: FS Real Estate Advisor, LLC, a Delaware limited liability company.

Adviser Entities means the Adviser and the Sub-Adviser.

Affiliate or Affiliated means with respect to any Person: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10.0% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10.0% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with a program sponsored by the sponsor of the Company unless (A) the entity owns 10.0% or more of the voting equity interests of such program or (B) a majority of the Board (or equivalent governing body) of such program is composed of Affiliates of the entity.

Average Invested Assets means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Investments before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Base Management Fee has the meaning set forth in Section 8.

Board means the board of directors of the Company, as of any particular time.

Bylaws mean the bylaws of the Company, as amended from time to time.

Cause means, with respect to the termination of this Agreement, (i) fraud, criminal conduct, willful misconduct or breach of fiduciary duty by the Adviser, (ii) a material breach of this Agreement by the Adviser, or (iii) a failure by the Adviser to dedicate the personnel and financial resources necessary to effectively manage the Company, or perform its respective duties and obligations hereunder or (iv) a sustained material degradation in the brand or reputation of the Adviser’s parent and sponsor, Franklin Square Holdings, L.P.

Charter means the articles of incorporation of the Company, as amended from time to time.

Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Company means FS Credit Real Estate Income Trust, Inc., a corporation organized under the laws of the State of Maryland.

Cost of Investments means the sum of: (i) with respect to the acquisition or origination of a Loan or other permitted investment to be wholly owned, directly or indirectly, by the Company, the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Loan or other permitted investment, inclusive of expenses associated with such Loan or other permitted investment and the amount of any debt associated with, or used to fund the investment in, such Loan or other permitted investment; and (ii) with respect to the acquisition or origination of a Loan or other permitted investment through any Joint Venture, the portion of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Loan or other permitted investment, inclusive of expenses associated with such Loan or other permitted investment and expenses of the Joint Venture, plus the amount of any debt associated with, or used to fund the investment in, such Loan or other permitted investment that is attributable to the Company’s investment in such Joint Venture.

Dealer Manager means FS Investment Solutions, LLC, a Delaware limited liability company, or such other Person or entity selected by the Board to act as dealer manager for any Offering.

Dealer Manager Fees has the meaning set forth in the Charter.

Disposition Expenses means any and all expenses incurred by the Company, the Adviser, the Sub-Adviser or any of their Affiliates in connection with disposing of the Company’s Investments, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses and the costs of performing due diligence.

Distributions means any distributions of money or other property by the Company to Stockholders, including distributions that may constitute a return of capital for federal income tax purposes.

Excess Amount has the meaning set forth in Section 9(b).

Expense Year has the meaning set forth in Section 9(b).

FINRA means the Financial Industry Regulatory Authority, Inc.

GAAP means generally accepted accounting principles as in effect in the United States of America from time to time.

Good Reason means any material breach of this Agreement of any nature whatsoever by the Company.

Gross Proceeds means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Selling Commissions or Organization and Offering Expenses.

Independent Directors has the meaning set forth in the Charter.

Initial Investment has the meaning set forth in Section 24.

Initial Public Offering means the initial public offering of Shares registered pursuant to a registration statement on Form S-11.

Investment Guidelines means the investment guidelines adopted by the Board, as amended from time-to-time, pursuant to which the Adviser, or if delegated to the Sub-Adviser, the Sub-Adviser, has discretion to acquire and dispose of Investments without the prior approval of the Board.

Investments means any investments by the Company in Real Estate Related Assets and all other permitted investments in which the Company may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture, other than short-term investments acquired for purposes of cash management.

Joint Venture means any joint venture, limited liability company, partnership or other entity pursuant to which the Company is a co-venturer or partner with respect to the ownership of any Investments.

Listing means the listing of the Shares on a national securities exchange. Upon such Listing, the Shares shall be deemed “Listed.”

NASAA REIT Guidelines means the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association as in effect on the Effective Date.

NAV has the meaning set forth in Section 8(a).

Net Income means, for any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of the Company’s assets.

Offering means any offering of Shares that is registered with the SEC.

Operating Expenses means all costs and expenses paid or incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or its business, including fees paid to the Adviser, but excluding: (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization, bad debt reserves and equity-based compensation; (v) incentive fees; and (vi) Origination Fees, Acquisition Expenses, Disposition Expenses, real estate commissions on the resale of real property and other fees and expenses connected with the acquisition, financing, disposition, management and ownership of real estate interests, loans or other property, including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property. The definition of “Operating Expenses” set forth above is not intended to expand the type of expenses that are treated as “Total Operating Expenses” under the NASAA REIT Guidelines.

Organization and Offering Expenses means any and all costs and expenses incurred by or on behalf of the Company and to be paid from the assets of the Company in connection with the formation of the Company and the qualification and registration of an Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, preparing and amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses, charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

Origination Fees has the meaning set forth in Section 8(d).

Person means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Performance Fee has the meaning set forth in Section 8.

Prospectus means the Company’s final prospectus for any public offering within the meaning of Section 2(10) of the Securities Act of 1933, as amended.

Real Estate Related Assets. Any investments, directly or indirectly, by the Company in interests in real property of whatever nature, including, but not limited to (i) first lien mortgage loans supported by transitional commercial real estate properties, (ii) other commercial real estate mortgage loans, including subordinated loans, mezzanine loans, and participations in commercial mortgage loans and (iii) commercial real estate securities, including commercial mortgage-backed securities, B-notes, unsecured debt of publicly-traded REITs, collateralized debt obligations and equity or equity linked securities.

Registration Statement means the registration statement on Form S-11, as may be amended from time to time, of the Company filed with the SEC related to the registration of the Shares for the Company’s Initial Public Offering.

REIT means a “real estate investment trust” under Sections 856 through 860 of the Code.

Sale means any transaction or series of transactions whereby: (A) the Company sells, grants, transfers, conveys, or relinquishes its ownership of any Investment or portion thereof, including any event with respect to any Investment that gives rise to a significant amount of insurance proceeds or condemnation awards, and including the issuance by one of the Company’s subsidiaries of any asset-backed securities or collateralized debt obligations as part of a securitization transaction; (B) the Company sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company in s a co-venturer or partner, sells, grants, transfers, conveys, or relinquishes its ownership of any Investment or portion thereof, including any event with respect to any Investment that gives rise to insurance claims or condemnation awards, and including the issuance by such Joint Venture or one of its subsidiaries of any asset-backed securities or collateralized debt obligations as part of a securitization transaction.

SEC means the United States Securities and Exchange Commission.

Selling Commissions has the meaning set forth in the Charter.

Shares means shares of common stock of the Company, par value $0.01 per share.

Stockholder Servicing Fee has the meaning set forth in the Charter.

Stockholders means the registered holders of the Shares.

Sub-Adviser means Rialto Capital Management, LLC, a Delaware limited liability company, or any successor sub-adviser which enters into similar arrangements with the Adviser.

Sub-Advisory Agreement means the Sub-Advisory Agreement among the Adviser and the Sub-Adviser.

Termination Date means the date of termination of the Agreement determined in accordance with Section 12 hereof.

Valuation Guidelines means the valuation guidelines adopted by the Board, as may be amended from time-to-time.

2%/25% Guidelines has the meaning set forth in Section 9.

2. Appointment.

The Company hereby appoints the Adviser to serve as its Adviser and asset manager on the terms and conditions set forth in this Agreement, and the Adviser hereby accepts such appointment.

3. Duties of the Adviser.

The Adviser is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Adviser, either directly or through the Sub-Adviser, Affiliates or third parties it retains, undertakes to use its commercially reasonable efforts to present to the Company potential investment opportunities, to make investment decisions on behalf of the Company subject to the limitations in the Company’s Charter, the direction and oversight of the Board and Section 4 hereof, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time-to-time by the Board. The Adviser will oversee and remain responsible for all duties delegated to the Sub-Adviser. Subject to the limitations set forth in this Agreement, including Section 4 hereof, and the continuing and exclusive authority of the Board over the management of the Company, the Adviser shall, either directly or by engaging the Sub-Adviser, Affiliates or third parties, perform the following duties:

(a)	Offering Services: The Adviser shall manage and supervise:

(i)	Development of the Initial Public Offering and any subsequent or simultaneous Offering approved by the Board, including the determination of the specific terms of the securities to be offered by the Company, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

(ii)	Coordination of the due diligence process relating to participating broker-dealers or other financial intermediaries and their review of any registration statement and other Offering and Company documents;

(iii)	Preparation and approval of marketing materials contemplated to be used by the Dealer Manager or others relating to any Offering;

(iv)	Along with the Dealer Manager, negotiation and coordination with the transfer agent of the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;

(v)	All other services related to any Offering, other than services that (a) relate to the underwriting, distribution or sale of securities of the Company in any Offering, (b) are to be performed by the Dealer Manager, (c) the Company elects to perform directly or (d) would require the Adviser to register as a broker-dealer with the SEC, FINRA or any state.

(b)	Acquisition Services. The Adviser shall:

(i)	Serve as the Company’s investment and financial Adviser and obtain certain market research and economic and statistical data in connection with the Company’s Investments and investment objectives and policies;

(ii)	identify potential opportunities for Investments consistent with the Company’s investment objectives and policies, including but not limited to: (a) locate, analyze and select potential Investments; (b) structure and negotiate the terms and conditions of acquisition and disposition transactions; and (c) arrange financing and refinancing or other changes in the asset or capital structure of the Company;

(iii)	Make investments in, and dispositions of, Investments approved by the Board or within the discretionary limits and authority as granted by the Board pursuant to the Investment Guidelines, and upon request of the Company, act, or obtain the services of others to act, as attorney-in-fact or agent of the Company in making, acquiring and disposing of investments, disbursing and collecting funds in connection with any acquisition or disposition, paying the debts and fulfilling the obligations of the Company and handling, prosecuting and settling any claims of the Company, including foreclosing and otherwise enforcing mortgage and other liens and security interests securing Investments;

(iv)	Oversee the due diligence process related to prospective investments;

(v)	Prepare reports regarding prospective investments which include recommendations and supporting documentation necessary for the Board to evaluate the prospective Investments, to the extent the approval of the Board is required; and

(vi)	Obtain reports, where appropriate, concerning the value and condition of prospective Investments.

(c)	Asset Management Services. The Adviser shall:

(i)	Investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Adviser deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, lenders, technical Advisers, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, contractors, sub-contractors and any and all Persons acting in any other capacity deemed by the Adviser necessary or desirable for the performance of any of the foregoing services;

(ii)	Manage the origination and closing process for real estate debt and other Investments;

(iii)	Perform or oversee the performance of loan servicing;

(iv)	Monitor applicable markets and obtain reports where appropriate, concerning the value and condition of Investments of the Company;

(v)	Monitor and evaluate the performance of Investments of the Company, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s Investments;

(vi)	Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, redevelopment, repositioning, financing and refinancing, marketing, leasing and disposition of Investments on an overall portfolio basis;

(vii)	Coordinate and manage relationships between the Company and any Joint Venture partners;

(viii)	Provide financial and operational planning services and investment portfolio management functions; and

(ix)	Evaluate and recommend to the Board hedging strategies and cause the Company to engage in hedging strategies consistent with the Company’s status as a REIT and the Company’s investment policies approved by the Board.

(d)	Accounting and Other Administrative Services. The Adviser shall:

(i)	Manage and perform the various administrative functions necessary for the management of the day-to-day operations of the Company;

(ii)	From time-to-time, or at any time reasonably requested by the Board, make reports to the Board on the Adviser’s performance of services to the Company under this Agreement;

(iii)	Coordinate with the Company’s independent auditors to prepare and deliver to the Company’s audit committee an annual report covering the Adviser’s compliance with certain material aspects of this Agreement;

(iv)	Calculate, at the end of each Business Day, the NAV of the Shares in accordance with the Valuation Guidelines, and in connection therewith, obtain appraisals performed by independent valuation firms, as needed;

(v)	Monitor the Investments for events that may be expected to have a material impact on the most recent estimated values and report such events in accordance with the Valuation Guidelines;

(vi)	Otherwise perform all services related to the calculation of NAV required pursuant to the Valuation Guidelines;

(vii)	Provide or arrange for administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(viii)	Provide financial and operational planning services and portfolio management functions;

(ix)	Maintain accounting data and any other information concerning the activities of the Company as shall be needed to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

(x)	Prepare, on behalf of the Company, and supervise the filing of all reports required by the SEC, the Internal Revenue Service, other state or federal governmental agencies or other Company vendors;

(xi)	Maintain all appropriate books and records of the Company;

(xii)	Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(xiii)	Supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;

(xiv)	Provide the Company with all necessary cash management services;

(xv)	Manage and coordinate with the transfer agent the distribution process and payments to Stockholders;

(xvi)	Consult with the officers of the Company and the Board, and assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(xvii)	Provide the officers of the Company and the Board with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters;

(xviii)	Consult with the officers of the Company and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto; and

(xix)	Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law including the Sarbanes-Oxley Act of 2002;

(xx)	Manage legal matters involving the Company’s Investments and the Company will pay the expenses of any litigation;

(xxi)	Advise the Company regarding the maintenance of the Company’s exemption from the Investment Company Act of 1940 and monitor compliance of the requirements for maintaining an exemption from such act; and

(xxii)	Advise the Company regarding its ability to elect REIT status, and thereafter maintenance of such status, and monitor compliance with the REIT qualification tests under the Code.

(e)	Stockholder Services. The Adviser shall:

(i)	Manage communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

(ii)	Establish technology infrastructure to assist in providing Stockholder support and service.

(f)	Financing Services. The Adviser shall:

(i)	Identify and evaluate potential financing and refinancing sources, engaging a third-party broker if necessary;

(ii)	Negotiate terms, arrange and execute financing agreements;

(iii)	Manage relationships between the Company and its lenders;

(iv)	Monitor and oversee the service of and compliance with the Company’s debt facilities and other borrowings; and

(v)	Supervise the compilation of financing information concerning the Investments.

(g)	Disposition Services. The Adviser shall:

(i)	Consult with the Board and provide assistance with the evaluation and approval of potential asset dispositions, sales, syndications or other liquidity events; and

(ii)	Structure and negotiate the terms and conditions of transactions pursuant to which Investments may be sold.

4.	Power and Authority.

(a) Powers of the Adviser. Subject to the express limitations set forth in this Agreement, any restrictions imposed by law, rule or regulation and the continuing and exclusive authority of the Board over the management of the Company, the power to direct the management, operation and policies of the Company, including making, financing and disposing of Investments that fits within the performance of those services described in Section 3 hereof, shall be vested in the Adviser, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement. The Adviser shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to the Sub-Adviser and to such officers, employees, Affiliates, agents and representatives of the Adviser, the Sub-Adviser or the Company as it may deem appropriate. Any authority delegated by the Adviser to any other Person shall be subject to the limitations on the rights and powers of the Adviser specifically set forth in this Agreement or the Charter.

(b) Approval of the Board. Notwithstanding the foregoing, the Adviser may not take any action on behalf of the Company without the prior approval of the Board or duly authorized committees thereof if the Charter or Maryland General Corporation Law require the prior approval of the Board. If the Board or a committee of the Board must approve a proposed investment, financing or disposition or chooses to do so, the Adviser will deliver to the Board or committee, as applicable, all documents required by it to evaluate such investment, financing or disposition.

(c) Modification or Revocation of Authority of Adviser. The Board may, at any time upon the giving of notice to the Adviser, amend the Investment Guidelines or modify or revoke the authority or approvals set forth in Section 3 and this Section 4 hereof; provided, however, that such modification or revocation shall be effective upon receipt by the Adviser and shall not be applicable to investment transactions to which the Adviser has committed the Company prior to the date of receipt by the Adviser of such notification.

5.	Bank Accounts.

The Adviser may establish and maintain one or more bank accounts in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Adviser. The Adviser shall from time to time render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.

6.	Records and Access.

The Adviser, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. The Adviser shall at all reasonable times have access to the books and records of the Company.

7.	Limitation on Activities.

Notwithstanding any provision in this Agreement to the contrary, the Adviser shall not take any action that, in its sole judgment made in good faith, would: (i) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code unless the Board has determined that the Company will not seek or maintain REIT qualification for the Company; (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended; (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities; (iv) require the Adviser to register as a broker-dealer with the SEC or any state; or (v) violate the Charter or Bylaws. In the event an action that would violate (i) through (v) of the preceding sentence but such action has been ordered by the Board, the Adviser shall notify the Board of the Adviser’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Adviser shall have no liability for acting in accordance with the specific instructions of the Board so given.

8.	Fees.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and a performance fee (“Performance Fee”) as hereinafter set forth. The Adviser may determine to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Performance Fee. The Company will not pay the Adviser the Base Management Fee or the Performance Fee until the commencement of the Initial Public Offering, at which point the Adviser will be entitled to the Base Management Fee and Performance fee as described herein. See Appendix A for examples of how the Performance Fee is calculated.

(a) Base Management Fee. The Base Management Fee shall accrue daily equal to 1/365th of 1.25% of the Company’s net asset value (“NAV”) attributable to all shares other than Class S and Class Y shares e for such day, before giving effect to any accruals for the Base Management Fee, the Performance Fee, the Stockholder Servicing Fee or any Distributions, payable quarterly and in arrears. All or any part of the Base Management Fee not taken as to any quarter shall be deferred without interest and may be taken in any such other quarter as the Adviser shall determine.

(b) Performance Fee. The Performance Fee will be calculated and payable quarterly in arrears in an amount equal to 10.0% of the Company’s Core Earnings (as defined below) for the immediately preceding quarter, subject to a hurdle rate, expressed as a rate of return on adjusted capital, equal to 1.625% per quarter, or an annualized hurdle rate of 6.5%. As a result, the Adviser does not earn a Performance Fee for any quarter until the Company’s Core Earnings for such quarter exceed the hurdle rate of 1.625%. For purposes of the Performance Fee, “adjusted capital” means cumulative net proceeds generated from sales of the Company’s common stock (including proceeds from its distribution reinvestment plan) reduced for distributions from non-liquidating dispositions of the Company’s investments paid to Stockholders and amounts paid for share repurchases pursuant to the Company’s share repurchase program. Once the Company’s Core Earnings in any quarter exceed the hurdle rate, the Adviser will be entitled to a “catch-up” fee equal to the amount of Core Earnings in excess of the hurdle rate, until the Company’s Core Earnings for such quarter equal 1.806%, or 7.222% annually, of adjusted capital. Thereafter, the Adviser is entitled to receive 10.0% of the Company’s Core Earnings.

“Core Earnings” means: the net income (loss) attributable to Stockholders of all shares other than Class S shares, computed in accordance with GAAP (provided that net income (loss) attributable to Stockholders of Class Y shares shall be reduced by an amount equal to the Base Management Fee that would have been paid if Class Y shares were subject to the Base Management Fee), including realized gains (losses) not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the Performance Fee, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between the Adviser and the Independent Directors and approved by a majority of the Independent Directors.

(c) Proration of Management Fees. With respect to the Base Management Fee and the Performance Fee for a quarter in which the termination of this Agreement occurs, the Adviser shall be paid on a pro rata basis through the date of termination, based on the number of days for which the Adviser served as such under this Agreement.

(d) Origination Fees. The Company acknowledges and agrees that the Adviser or Sub-Adviser may retain origination fees of up to 1.0% of the loan amount for first lien mortgage loans, subordinated debt or mezzanine debt, and up to 1.0% of a preferred equity financing (such amounts, “Origination Fees”). Origination Fees will only be retained to the extent they are paid by the borrower and generally will be paid directly to the Adviser or Sub-Adviser. To the extent Origination Fees are paid to the Company, the Company shall remit such fees to the Adviser or Sub-Adviser.

9.	Expenses.

(a) General. In addition to the compensation paid pursuant to Section 8 hereof, the Company shall pay directly or reimburse the Adviser Entities or their Affiliates for all of the expenses paid or incurred by the Adviser Entities or their Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to:

(i) All Organization and Offering Expenses; provided, however, that the Adviser, or an Affiliate of the Adviser, shall be responsible for the payment of the Company’s Organization and Offering Expenses, Selling Commissions, Dealer Manager Fees and Stockholder Serving Fees to the extent the total of such expenses exceeds the 15.0% of Gross Proceeds from any Offering; provided that within 60 days after the end of the month in which an Offering terminates, the Adviser shall reimburse the Company to the extent the Company incurred Organization and Offering Expenses, Selling Commissions, Dealer Manager Fees and Stockholder Servicing Fees exceeding 15.0% of the Gross Proceeds raised in the completed Offering. The Company shall not reimburse the Adviser for any individual retirement account custodian fees that the Adviser pays on behalf of Stockholders;

(ii) Acquisition Expenses incurred in connection with the selection, evaluation and acquisition of Investments, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company, provided that, notwithstanding anything herein to the contrary, the payment of Acquisition Expenses by the Company shall be subject to the limitations contained in the Charter;

(iii) Disposition Expenses incurred in connection with disposing of Investments;

(iv) The actual out-of-pocket cost of goods and services used by the Company and obtained from entities not Affiliated with the Adviser;

(v) Interest and other costs for borrowed money or securitization transactions, including discounts, points and other similar fees;

(vi) Taxes and assessments on income or Properties, taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business, assets or income;

(vii) Out-of-pocket costs associated with insurance required in connection with the business of the Company or by its officers and Board;

(viii) Expenses of managing, improving, developing, operating and selling Investments owned, directly or indirectly, by the Company, as well as expenses of other transactions relating to such Investments, including but not limited to prepayments, maturities, workouts and other settlements of Investments;

(ix) All out-of-pocket expenses in connection with payments to the Board and meetings of the Board and Stockholders;

(x) Personnel and related employment costs incurred by the Adviser Entities, or their Affiliates in performing the services described in Section 3 hereof, including but not limited to reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services, provided that no reimbursement shall be made for costs of such employees of the Adviser Entities or its Affiliates to the extent that such employees are executive officers of the Company;

(xi) Out-of-pocket expenses of providing services for and maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xii) Audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any other committee of the Board;

(xiii) Out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances;

(xiv) Expenses connected with payments of Distributions made or caused to be made by the Company to the Stockholders;

(xv) Expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Charter or the Bylaws; and

(xvi) All other out-of-pocket costs incurred by the Adviser in performing its duties hereunder and the costs of the Sub-Adviser in performance of its delegated duties under any Sub-Advisory Agreement.

(b) Timing of and Additional Limitations on Reimbursements.

(i) Expenses incurred by the Adviser or the Sub-Adviser on behalf of the Company and reimbursable pursuant to this Section 9 shall be reimbursed no less than quarterly to the Adviser. The Adviser shall prepare a statement documenting the expenses of the Company during each quarter and shall deliver such statement to the Company within 45 days after the end of each quarter.

(ii) Commencing upon the earlier to occur of four fiscal quarters after (i) the Company commences material operations or (ii) commencement of the Initial Public Offering, the following limitation on Operating Expenses shall apply: The Company shall not reimburse the Adviser at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2.0% of Average Invested Assets or 25.0% of Net Income (the “2%/25% Guidelines”) for such year unless the Independent Directors determine that such excess was justified, based on unusual and nonrecurring factors that the Independent Directors deem sufficient. If the Independent Directors do not approve such excess as being so justified, any Excess Amount paid to the Adviser during a fiscal quarter shall be repaid to the Company. If the Independent Directors determine such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Adviser, at the direction of the Board, shall cause such fact to be disclosed to the Stockholders in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Independent Directors considered in determining that such excess expenses were justified. Such determination shall be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

(iii) Notwithstanding anything else in this Section 9 to the contrary, the Adviser will not seek reimbursement for any of the Company’s Organization and Offering Expenses funded by the Adviser Entities or their Affiliates until the Company receives $250.0 million in aggregate gross proceeds from the Offering. The Company shall not be liable for Organization and Offering Expenses to the extent that Organization and Offering Expenses, together with all prior Organization and Offering Expenses, exceed 0.75% of the aggregate gross proceeds from the Offering in excess of $250.0 million.

(c)	The Adviser Entities shall maintain appropriate records and receipts in connection with any reimbursement of expenses under this Section 9, and such records and receipts shall be made available to the Company upon request by the Company.

10.	Other Services.

Should: (i) the Company request that the Adviser or any manager, officer or employee thereof render services for the Company other than as set forth in this Agreement; or (ii) there are changes to the regulatory environment in which the Adviser or Company operates that would increase significantly the level of services performed such that the costs and expenses borne by the Adviser for which the Adviser is not entitled to separate reimbursement for personnel and related employment direct costs and overhead under Section 9 of this Agreement would increase significantly, such services shall be separately compensated at such rates and in such amounts as are agreed by the Adviser and the Independent Directors, subject to the limitations contained in the Charter, and shall not be deemed to be services pursuant to the terms of this Agreement.

11.	Relationship of Adviser and Company; Other Activities of the Adviser

(a) Relationship. The Company and the Adviser are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Adviser from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Adviser or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, trustee, officer, employee or equityholder of the Adviser or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Adviser may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Adviser shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Adviser’s obligations to the Company and its obligations to or its interest in any other Person.

(b) Responsibility of Dual Trustees, Officers and/or Employees. If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a trustee, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

(c) Time Commitment. The Adviser shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Adviser and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

(d) Investment Opportunities. The Adviser shall use its commercially reasonable efforts to present to the Company a number of potential investment opportunities appropriate for the portfolio of the Company consistent with the investment policies and objectives of the Company, but neither the Adviser nor any Affiliate of the Adviser shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of a character that, if presented to the Company, could be taken by the Company. In the event an investment opportunity is located, the allocation procedure set forth in the Prospectus shall govern the allocation of the opportunity among the Company, on the one hand, and other clients of the Adviser, on the other hand; provided any changes to the procedure shall be presented in advance and approved by the Board, including a majority of the Independent Directors.

(e) Investment Allocation Policy. On a quarterly basis, the Adviser shall prepare a report outlining the allocation of investment opportunities to the Company. For purposes of such report, the Sub-Adviser shall provide the Adviser with a report of all transitional first mortgage real estate loans underwritten by the Sub-Adviser in such quarter for any of the vehicles sponsored or managed by Rialto or its Affiliates.

12.	Term and Termination of the Agreement.

(a) Term. This Agreement shall continue in force for a period of one year from the Effective Date and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Independent Directors) will evaluate the performance of the Adviser annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Independent Directors.

(b) Termination by the Parties. This Agreement may be terminated:

(i)	immediately by the Company for Cause, upon the bankruptcy of the Adviser or upon a material breach of this Agreement by the Adviser;

(ii)	upon 60 days written notice without Cause and without penalty by a majority of the Independent Directors; or

(iii)	upon 60 days written notice without Cause by the Adviser; or

(iv)	immediately by the Adviser for Good Reason.

The provisions of Section 12(b), Section 12(c) and Sections 14 through 23 of this Agreement shall survive termination of this Agreement.

(c) Payments on Termination and Survival of Certain Rights and Obligations. Payments to the Adviser pursuant to this Section 12(c) shall be subject to the 2%/25% Guidelines to the extent applicable.

(i)	After the Termination Date, the Adviser shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement.

(ii)	The Adviser shall promptly upon termination:

(A)	pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(B)	deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(C)	deliver to the Board all assets and documents of the Company then in the custody of the Adviser; and

(D)	cooperate with the Company to provide an orderly transition of advisory functions.

13.	Assignment.

This Agreement may be assigned by the Adviser with the approval of a majority of the Board (and with respect to any assignment to an Affiliate, also with the approval of a majority of the Independent Directors). The Adviser may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Adviser, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement. Nothing herein shall be deemed to prohibit or otherwise restrict any transfers or additional issuances of equity interests in the Adviser nor shall any such transfer or issuance be deemed an assignment for purposes of this Section 13.

14.	Indemnification and Limitation of Liability.

(a) Indemnification. Except as prohibited by the restrictions provided in this Section 14(a), Section 14(b) and Section 14(c), the Company shall indemnify, defend and hold harmless the Adviser, the Sub-Adviser and their Affiliates, including their respective officers, directors, equity holders, partners, members and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder and under the Sub-Advisory Agreement, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance.

Notwithstanding the foregoing, the Company shall not indemnify the Advisers, the Sub-Adviser or their Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

(b) Limitation on Indemnification. Notwithstanding the foregoing, the Company shall not provide for indemnification of the Adviser, the Sub-Adviser or their Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

(i)	The Adviser, the Sub-Adviser or their Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.

(ii)	The Adviser, the Sub-Adviser or their Affiliates were acting on behalf of or performing services for the Company.

(iii)	Such liability or loss was not the result of negligence or misconduct by the Adviser, the Sub-Adviser or their Affiliates.

(iv)	Such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the Stockholders.

(c) Limitation on Payment of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by the Adviser, the Sub-Adviser or their Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (b) the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Adviser, the Sub-Adviser or their Affiliates undertake to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.

(d) Indemnification by Adviser. The Adviser shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Adviser’s bad faith, fraud, misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties; provided, however, that the Adviser shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Adviser.

15.	Notices.

Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service at its principal office.

16.	Amendments.

This Agreement shall not be amended, changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

17.	Use of Name.

The Adviser has consented to the use by the Company of the acronym “FS” in the name of the Company. Such consent is conditioned upon the employment of the Adviser as the investment adviser to the Company. The acronym “FS” or the name or identifying word “Franklin Square” may be used from time to time in other connections and for other purposes by the Adviser and any of its Affiliates. The Adviser may require the Company to cease using “FS” in the name of the Company, if the Company ceases to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser to the Company. If so required by the Adviser, the Company will cease using “FS” in its name as promptly as practicable and make all reasonable efforts to remove “FS” from its name including calling a special meeting of shareholders.

18.	Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

19.	Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof, and the remaining provisions of this Agreement shall be interpreted to give maximum effect to the intent of the parties manifested thereby.

20.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware.

21.	Counterparts.

This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

22.	Third-Party Beneficiary.

The Sub-Adviser is intended to be a third-party beneficiary of the Company’s obligations to pay fees and expenses to the Sub-Adviser under Sections 8(d) and 9, the Company’s indemnification obligations in Section 14 and the Company’s non-solicitation obligations in Section 23. Except as set forth in the immediately preceding sentence and except for those Persons entitled to indemnification under Section 14 who shall be third-party beneficiaries of this Agreement, no other Person is a third-party beneficiary of this Agreement.

23.	Non-Solicitation.

During the period commencing on the Effective Date and ending one year following the date of termination of this Agreement, the Company shall not, without the impacted Adviser Entity’s prior written consent, directly or indirectly; (i) solicit or encourage any person to leave the employment or other service of any Adviser Entity or its Affiliate; or (ii) hire, on behalf of the Company or any other person or entity, any person who has left the employment within the one-year period following the termination of that person’s employment with any Adviser Entity or its Affiliate. During the period commencing on the date hereof through and ending one year following the date of termination of this Agreement, the Company will not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of any Adviser Entity or its Affiliate with, or endeavor to entice away from any Adviser Entity or its Affiliate, any person who during the term of the Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of any Adviser Entity or its Affiliate.

24.	Initial Investment.

The Adviser or one of its Affiliates has contributed $200,000 (the “Initial Investment”) in exchange for the initial issuance of Shares. The Adviser or its Affiliates may not sell any of the Shares purchased with the Initial Investment while the Adviser acts in an advisory capacity to the Company. The restrictions included above shall not apply to any Shares acquired by the Adviser or its Affiliates other than the Shares acquired through the Initial Investment. Neither the Adviser not its Affiliates shall vote any Shares they now own, or hereafter acquire, or consent that such Shares be voted, on matters submitted to the Stockholders regarding (i) the removal of the Adviser or any of its Affiliates as the Adviser; (ii) the removal of any member of the Board; or (iii) any transaction by and between the Company and the Adviser, a member of the Board or any of their Affiliates.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

FS CREDIT REAL ESTATE INCOME TRUST, INC.

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

FS REAL ESTATE ADVISOR, LLC

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

Appendix A

Performance Fee Calculation

NOTE: All assumptions refer to Performance Fee paying Share Classes.

Example: Performance Fee for Each Calendar Quarter

Scenario 1

Assumptions

Net Investment Income (investment income less interest expense) =	1.5000%
Hurdle Rate (1) =	1.6250%
Base Management Fee (2) =	0.3125%
Other Expenses (legal, accounting, custodian, transfer agents, etc.) (3) =	0.1500%
Core Earnings (Net Investment income -(Base Management Fee + Other Expenses)) =	1.0375%
Performance Fee	0.0000%

Core Earnings do not exceed the Hurdle Rate, therefore there is no Performance Fee Payable.

Scenario 2

Assumptions

Net Investment Income (investment income less interest expense) =	2.2500%
Hurdle Rate (1) =	1.6250%
Base Management Fee (2) =	0.3125%
Other Expenses (legal, accounting, custodian, transfer agents, etc.) (3) =	0.1500%
Core Earnings (Net Investment Income - (Base Management Fee + Other Expenses)) =	1.7875%
Performance Fee = 100% x Core Earnings (subject to catch-up) (4) = 100% x (1.7875% - 1.6250%) =	0.1625%

Core Earnings exceed the Hurdle Rate, but does not fully satisfy the catch-up provision, therefore the Performance Fee is 0.1625%.

Scenario 3

Assumptions

Net Investment Income (investment income less interest expense) =	2.4625%
Hurdle Rate (1) =	1.6250%
Base Management Fee (2) =	0.3125%
Other Expenses (legal, accounting, custodian, transfer agents, etc.) (3) =	0.1500%
Core Earnings (Net Investment Income - (Base Management Fee + Other Expenses)) =	2.0000%
Catch Up = 100% x Core Earnings (subject to catch-up) (4) Catch Up = (1.806% - 1.625%) =	0.1806%
Incentive Fee = (100% x catch-up) + (10.0% x (Core Earnings - 1.806%)) Incentive Fee = (100% x 0.1806%) + (10.0% x (2.000% - 1.806%)) Incentive Fee = (0.1806% + (10.0% x 0.194%)) Incentive Fee = (0.1806% + 0.0194%) =	0.2000%

Core Earnings exceed the Hurdle Rate and fully satisifies the catch-up provision, therefore the Performance Fee is 0.2000%.

1.	Represents 6.50% annualized return.
2.	Represents 1.25% annualized Base Management Fee of the Company’s net asset value attributable to those shares subject to the Base Management Fee. Example assumes net assets are equal to Adjusted Capital.
3.	Excludes organization and offering expenses.
4.	The catch-up provision is intended to provide the Adviser with a performance fee of 10.0% on all Core Earnings when Core Earnings exceed 1.806% in any calendar quarter, which represents a 7.222% annualized return.